                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): November 13, 2001
                                                        ------------------


                                PerkinElmer, Inc.
               ---------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


        Massachusetts                   1-5075                    04-2052042
----------------------------         ------------            -------------------
(State or Other Jurisdiction         (Commission                (IRS Employer
      of Incorporation)              File Number)            Identification No.)


  45 William Street, Wellesley, Massachusetts                 02481
  -------------------------------------------               ----------
   (Address of Principal Executive Offices)                 (Zip Code)


       Registrant's telephone number, including area code: (781) 237-5100
                                                           --------------


                                 Not Applicable
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On November 13, 2001, PerkinElmer, Inc. (the "Company") completed its acquisition of Packard BioScience Company, a Delaware Corporation ("Packard BioScience"). Pursuant to an Agreement and Plan of Merger, dated as of July 13, 2001 (the "Merger Agreement"), by and among the Company, Pablo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and Packard BioScience, Merger Sub was merged with and into Packard BioScience and, at 8:30 a.m. EST on November 13, 2001 (the "Effective Time"), Packard BioScience became a wholly-owned subsidiary of the Company (the "Merger").

     Packard BioScience is a global developer, manufacturer and marketer of instruments and related consumables and services for use in drug discovery and other life sciences research, such as basic human disease research and biotechnology. Packard BioScience is primarily focused on the areas of drug screening, functional genomics and proteomics. The Company currently intends to use Packard BioScience's plant, equipment and other physical property substantially in the manner such plant, equipment and other physical property were used by Packard BioScience immediately prior to the Merger.

     As a result of the Merger, each outstanding share of Packard BioScience's common stock was converted into the right to receive 0.311 of a share (the "Exchange Ratio") of the Company's common stock, par value $1.00 per share ("Common Stock"). Excluding shares to be issued upon exercise of option assumed by the Company, the Company expects to issue approximately 21,701,773 shares of Common Stock in the Merger. Pursuant to the terms of the Merger Agreement, no fractional shares of Common Stock will be issued in the Merger, and each Packard BioScience stockholder otherwise entitled to receive a fractional share of Common Stock will receive cash in an amount equal to such fractional part of a share of the Company's common stock multiplied by $27.285. Following the Effective Time, Packard BioScience's 9 3/8% Senior Subordinated Notes in the aggregate principal amount of approximately $118 million will remain outstanding, and will be reflected in PerkinElmer's consolidated financial statements. The purchase price was based upon the Company's determination of the fair value of Packard BioScience, and the terms of the Merger Agreement were determined by arms-length negotiation among the parties.

     In addition, pursuant to the Merger Agreement, each outstanding option to purchase Packard BioScience common stock under Packard BioScience's stock option plans has been assumed by the Company (each, an "Assumed Option"). At the Effective Time, each Assumed Option became a fully vested option to purchase that number of shares of Common Stock as is equal to the number of shares of Packard BioScience common stock that was subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole number. The exercise price per share of each Assumed Option has been adjusted by dividing the exercise price per share of such option immediately prior to the Effective Time by the Exchange Ratio and rounding down to the nearest whole cent.

     Alexis P. Michas, who was appointed a director of the Company in connection with the Merger, was a director of Packard BioScience prior to the Merger. In addition, Mr. Michas is Managing Partner and a director of Stonington Partners, Inc., and Managing Partner and a director of Stonington Partners, Inc. II, both of which were affiliates of Packard BioScience before the Merger. Franklin R. Witney, Ph.D., formerly President of Packard BioScience, was appointed a Vice President of the Company shortly after the Effective Time. Other than as described in this paragraph, to the best knowledge of the Company, none of the Company, any affiliate, director, officer, or any associate of any director or officer of the Company had any material relationship with Packard BioScience prior to the transaction.

     A copy of the press release, dated November 13, 2001, announcing the consummation of the Merger is attached to this Current Report on Form 8-K as
Exhibit 99.1.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements of the Business Acquired.

     As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Company to provide the financial information required by this Item 7(a). In accordance with item 7(a)(4) of Form 8-K, such financial information will be filed by amendment to this Form 8-K no later than January 28, 2002.

     (b)  Pro Forma Financial Information.

     As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Company to provide the pro forma financial information required by this Item 7(b). In accordance with item 7(a)(4) of Form 8-K, such pro forma financial information will be filed by amendment to this Form 8-K no later than January 28, 2002.

     (c)  Exhibits.

     2.1 Agreement and Plan of Merger, dated as of July 13, 2001, among the Company, Merger Sub and Packard BioScience (previously filed as
          Exhibit 2.1 to the Company's Current Report on Form 8-K dated July 13, 2001, and incorporated herein by reference).

    99.1 Press Release announcing consummation of the Merger, dated November 12, 2001.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PERKINELMER, INC.


Date: November 16, 2001             By: /s/ Terrance L. Carlson
                                        ----------------------------------------
                                        Terrance L. Carlson
                                        Senior Vice President, General Counsel
                                        and Clerk

                                  EXHIBIT INDEX


     2.1 Agreement and Plan of Merger, dated as of July 13, 2001, among the Company, Merger Sub and Packard BioScience (previously filed as
          Exhibit 2.1 to the Company's Current Report on Form 8-K dated July 13, 2001, and incorporated herein by reference).

    99.1 Press Release announcing consummation of the Merger, dated November 13, 2001.